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                                    AMENDMENT


         Reference is made to the Amended and Restated Employment Agreement dated as of January 1, 1999 between Pittway Corporation, a Delaware corporation, and Leo A. Guthart (the "Existing Employment Agreement").

         Paragraph 17 of the Existing Employment Agreement is hereby amended by adding the following sentence at the end thereof:


         Notwithstanding the preceding sentence, for purposes of clause
         (i) above none of the transactions contemplated by the Agreement and Plan of Merger dated as of December 20, 1999 by and among Honeywell International, Inc., HII-2 Acquisition Corp. and the Company and the Stockholders Agreement referred to therein, either individually or in the aggregate, will constitute a Change of Control of the Company unless and until, following the Change of Control of the Company that would otherwise result from any or all thereof, the Company breaches this Agreement, in which event a Change of Control of the Company will be deemed to have occurred at the time of such breach.

Dated: December 20, 1999

                                         PITTWAY CORPORATION



                                         By:
                                            ------------------------------------
                                         Its:
                                             -----------------------------------



                                         ---------------------------------------
                                                     LEO A. GUTHART